Exhibit 23.1





                      Consent of Independent Auditors


The Board of Directors
Kestrel Energy, Inc.:


We consent to the incorporation by reference in the registration statement
(No. 333 -     ) on Form S-8 of Kestrel Energy, Inc. of our report dated
September 5, 2000 relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Annual Report on Form 10-K of Kestrel Energy, Inc.


                                   /s/KPMG LLP
                                   KPMG LLP



Denver, Colorado
August 17, 2001